Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

1st QUARTER EARNINGS

May 4, 2007

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.0 million for the quarter ended March 31, 2007, a decrease of $74,000 compared to net income of $1.1 million for the quarter ended March 31, 2006. First PacTrust Bancorp reported both basic and diluted earnings per share of $.25 for the first quarter ended March 31, 2007 compared to basic and diluted earnings per share of $.27 for the first quarter ended March 31, 2006.

For the quarter ended March 31, 2007, total interest income increased approximately $1.6 million, to $11.9 million from $10.3 million in the same period of the prior year, primarily reflecting a $30.9 million increase in the average balance of loans receivable and a 63 basis point increase in the average yield on loans receivable. Total interest expense increased $1.8 million to $7.4 million for the quarter ended March 31, 2007 from $5.6 million for the first quarter of the prior year. The increase in interest expense resulted from a 96 basis point increase in the Company’s cost of funds due to increases in market interest rates and a $62.7 million increase in the average balance of deposits from $498.1 million for the quarter ended March 31, 2006 to $560.8 million for the quarter ended March 31, 2007. Interest expense was also affected by an increase of 90 basis points in average interest rates paid on FHLB advances which were used to fund loan growth. Net interest income before provision for loan losses decreased $260,000 to $4.5 million for the quarter ended March 31, 2007, compared to $4.7 million in the same period of the prior year, reflecting the combined effect of the factors mentioned above.

A negative provision of $16,000 and a provision for loan losses of $71,000 were made for the quarters ended March 31, 2007 and 2006, respectively. A negative provision was made during the quarter as a result of decreased loan balances, continued low level of charge-offs and loan delinquencies and adjustments made for current peer ratios and changes in other economic factors affecting the loan loss analysis. The allowance for loan losses was $4.7 million or .65% of total loans at March 31, 2007, compared to .67% of total loans at March 31, 2006.

Noninterest income increased $66,000 to $580,000 for the first quarter of 2007 from $514,000 for the same period of the prior year, primarily due to increased customer service fees. Noninterest expense increased $57,000 to $3.5 million for the first quarter of 2007 from $3.4 million for the first quarter of 2006, primarily due to an increase in stock compensation expense.

Total assets decreased by $20.5 million, or 2.5%, to $787.8 million at March 31, 2007 from $808.3 million at December 31, 2006 primarily due to decreased loan balances resulting from loan repayments exceeding loan originations for the quarter ending March 31, 2007. In order to prevent further margin compression, the bank has not been pursuing one-to four- family loan originations.

Total deposits increased by $8.4 million to $578.9 million at March 31, 2007 from $570.5 million at December 31, 2006. The increase primarily reflected growth in money market accounts due to competitive pricing and increased marketing efforts. Due to the increased retail deposit balances and reduction of loans outstanding, the bank became less reliant on wholesale funding including Federal Home Loan Bank advances, which decreased $30.0 million, and brokered certificate of deposits, which decreased $15.1 million.

Equity increased $1.5 million to $83.2 million at March 31, 2007 from $81.7 million at December 31, 2006. The net increase resulted primarily from net income of $1.0 million, an increase to retained earnings in the amount of $328,000 resulting from the adoption of the new accounting standard FIN 48, ESOP shares earned of $289,000, exercise of stock options of $214,000 and stock awards earned of $172,000, reduced by the payment of dividends of $758,000.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S.Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended March 31,
	2007	2006
	(In thousands)
Selected Operations Data
Total interest income	$11,938	$10,309
Total interest expense	7,449	5,560

Net interest income	4,489	4,749
Provision/(reduction) for loan losses	(16)	71

Net interest income after provision for loan losses	4,505	4,678
Noninterest income	580	514
Noninterest expense	3,498	3,441

Income before taxes	1,587	1,751
Income tax provision	549	639

Net income	$1,038	$1,112

Earnings per share
Basic	$.25	$.27

Diluted	$.25	$.27

	March 31, 2007	December 31, 2006

	(In thousands)
Selected Financial Condition Data
Total assets	$787,778	$808,343
Cash and cash equivalents	18,624	13,995
Loans receivable, net	715,775	740,044
Securities available-for-sale	14,086	13,989
Deposits	578,897	570,543
Bank owned life insurance investment	16,503	16,349
Advances from Federal Home Loan Bank	121,200	151,200
Shareholders’ equity	83,156	81,741

	Three months ended March 31,
	2007	2006
Selected Financial Ratios (1)
Return on average assets	.52%	.58%
Return on average equity	5.02	5.68
General and administrative expenses to average assets	1.75	1.79
Efficiency ratio (2)	69.01	65.38
Net interest margin	2.35	2.59

	As of March 31, 2007	As of March 31, 2006

Non-performing assets to total assets (3)	.07%	.00%

Book value per common share (4)	$19.98	$19.29

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents non interest expense divided by net interest income plus noninterest income.

This was adversely impacted by an $86,000 and $98,000 loss on the CRA Housing Investment during both quarters.

(3)	Consists of assets 90 days past due.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.